                                                                      EXHIBIT 11
                                                                      ----------

                          BOLT TECHNOLOGY CORPORATION
              COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
              ---------------------------------------------------

                              YEARS ENDED JUNE 30,
                              --------------------

                                                              1997        1996         1995
                                                          ==========   ==========   ==========
PRIMARY:

Net Income                                                $2,121,000   $1,210,000   $1,953,000

Weighted average common shares outstanding                 4,989,383    4,971,431    4,967,445

Shares which assume exercise of stock options reduced
   by the number of shares which could be purchased
   with proceeds from exercise of stock options at the
   average market price per share of common stock            188,560       38,880      183,303
                                                          ----------   ----------   ----------

Weighted average common and common equivalent
   shares outstanding                                      5,177,943    5,010,311    5,150,748
                                                          ==========   ==========   ==========

Primary earnings per share                                $     0.41   $     0.24   $     0.38
                                                          ==========   ==========   ==========

FULLY DILUTED:

Net income                                                $2,121,000   $1,210,000   $1,953,000

Weighted average common shares outstanding                 4,989,383    4,971,431    4,967,445

Shares which assume exercise of stock options reduced
   by the number of shares which could be purchased
   with proceeds from exercise of stock options at the
   ending market price per share of common stock,
   if higher than the average                                122,278      155,520      224,265
                                                          ----------   ----------   ----------

Weighted average common and common equivalent
   shares outstanding                                      5,111,661    5,126,951    5,191,710
                                                          ==========   ==========   ==========

Fully diluted earnings per share                             $0.41(1)     $0.24(1)     $0.38(1)
                                                          ==========   ==========   ==========

(1) This calculation is submitted in accordance with Item 601(b) 11 of Regulation S-K although not required by APB Opinion No. 15 because the options result in dilution of less than 3%.


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